CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITVELY HARMFUL IF PUBLICLY DISCLOSED.
Dated: January 19, 2022	Strictly Private & Confidential

Engine Sale Agreement
between

Finnair Aircraft Finance Oy as Seller
and

Contrail Aviation Support, LLC as Buyer
relating to eight (8) used CFM56-5B3/2P engines

    1

    2

THIS ENGINE SALE AGREEMENT is dated January 19, 2022 between:

(1)    FINNAIR AIRCRAFT FINANCE OY a company incorporated under the laws of Finland (with business identity code 1855691-2) whose registered office is at Tietotie 9, Helsinki Airport, Helsinki, Finland (“Seller”); and

(2)    CONTRAIL AVIATION SUPPORT, LLC a corporation organized under the laws of the State of North Carolina, U.S.A. and whose principal place of business is at 435 Investment Court, Verona, Wisconsin, U.S.A. (“Buyer”).

WHEREAS:
By a letter of intent dated November 17, 2021 (“LOI”) Seller and Buyer agreed to enter negotiations for the sale and purchase of the Engines (as defined below).
IT IS HEREBY AGREED as follows:
1.Interpretation
1.1Definitions
In this Agreement:
“Acceptance Certificate” means, with respect to each Engine, a certificate of acceptance substantially in the form of Schedule 7;
“Airframe” means any airframe to which an Engine may be attached or installed;
“Bill of Sale” means, with respect to each Engine, a bill of sale substantially in the form set forth in Schedule 6;
“Business Day“ means a day (other than a Saturday or Sunday) on which banks are open for general business in Helsinki (Finland) and New York (New York, USA);
“Buyer Conditions Precedent” means the conditions specified in Schedule 3;
“Buyer Indemnitees“ means Buyer and its successors, subsidiaries, officers, directors, shareholders, servants, agents and employees;
“Buyer’s Jurisdiction” means the State of Wisconsin and the United States of America;

“Cape Town Convention” means the Convention on International Interests in Mobile Equipment (the “Convention”) and the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment (the “Protocol”) each as signed in Cape Town, South Africa on 16 November 2001 together with any protocols, regulations, rules, orders, instruments, amendments, supplements, revisions or otherwise that have or will be subsequently made in connection with the Convention and/or the Protocol.

“Delivery” means, with respect to each Engine, the time at which Seller delivers to Buyer a duly executed and delivered Bill of Sale with respect to such Engine;
“Delivery Date” means, with respect to each Engine, the relevant date on which Delivery of such Engine occurs;
“Delivery Location” means (1) with respect to Engine #1, Engine #2, Engine #3 and Engine #4: Châteauroux Airport (CHR), France, and (2) with respect to Engine #5, Engine #6, Engine #7 and Engine #8: Larnaca International Airport (LCA), Cyprus; or, in each case if Seller determines acting reasonably and in good faith that an Engine is incapable of performing the Ferry Flight, Châteauroux Airport (CHR), France;

“Deposit” means, with respect to each Engine, each amount received by Seller pursuant to Clause 5.1(A);
“Dollars” and “$” means the lawful currency of the United States of America, and (in relation to all payments in dollars to be made under this Agreement) same day funds;
“Engines” means eight (8) CFM56-5B3/2P engines, bearing engine manufacturer’s serial numbers set forth in Schedule 1 and including full QEC (excluding the inlet cowl, fan cowls, thrust reversers, C-ducts, and exhaust nozzle(s) and plug(s) and the documents and records set forth in Part 2 of Schedule 1 and all other supplemental documents and records provided by Seller to Buyer in connection with inspection and Delivery (collectively, the “Engines” and each an “Engine”);
“Ferry Flight” with respect to each Engine has the meaning given thereto in Clause 7.2(C);
“Final Delivery Date” means, with respect to each Engine, May 17, 2022 (or such other date as may be agreed in writing between the Parties);
“Final Inspection” means, with respect to each Engine, the final physical technical inspection of such Engine by Buyer (the duration of which shall be limited to one (1) day) which Buyer shall conduct in a timely and professional manner at all times acting reasonably and in good faith;
“Final Inspection Date” means, with respect to each Engine, a date within the time frame notified by Seller pursuant to Clause 7.2(A)(3), which shall be the same date for Engines operated on the same Ferry Flight;
“Final Inspection Condition” means, with respect to each Engine, that on the date Buyer is required to conduct the Final Inspection with respect thereto such Engine is in the same condition:
(A)as the Engine was on the Technical Inspection Acceptance Date; and;
(B)as recorded by the photographs taken by Buyer’s representatives (i) on or prior to the Technical Inspection Acceptance Date and provided to Seller prior to the date hereof, or (ii) pursuant to Clause 7.2(B) on or prior to the Ferry Flight and provided to Seller prior to the commencement thereof, in each case with the passage of time, routine maintenance, fair wear and tear and hours/cycles consumed during the Ferry Flight excepted;
“Inspection Location” means Prague Airport (PRG), Czech Republic;
“International Registry” means the ‘International Registry’ established pursuant to the Cape Town Convention;
“Losses” means losses, liabilities, actions, proceedings, penalties, fines, judgments, damages, fees, costs and expenses including reasonable attorney fees;
“Material Damage” means, with respect to an Engine prior to Delivery, any damage which occurs between the time of Technical Acceptance and Delivery, where such damage meets any of the following damage conditions: (1) damage exceeding US$[ ] in total of estimated repair or replacement costs with respect to such Engine (2) damage affecting the issuance of a Incident/Accident Clearance statement with respect to such Engine, or (3) damage preventing Seller from ferrying such Engine to the Delivery Location;
“Net Purchase Price” means, for each Engine, the Purchase Price less the Deposit in each case relating to such Engine.
“Parties” means the parties to this Agreement (Buyer and Seller each being a “Party”);
“Proposed Delivery Date” means, with respect to each Engine, the date on which to the Parties intend to complete Delivery as referenced in Clause 7.2(G);

“Purchase Price” means, with respect to each Engine, the Dollar amount set forth in column 3 of Schedule 1;
“Reference Condition” means the physical condition shown in photographs of an Engine taken by Buyer’s representative on or prior to the Technical Inspection Acceptance Date or otherwise prior to the Ferry Flight, and as stated in the August 16/17th, 2021 RFP email and associated technical data links (including the associated BSI videos and 30-365 day preservation status) and borescope reports provided October 13, 2021 and with the addition of flight cycles related to the Ferry Flights of the Airframe;
“Scheduled Delivery Date” means:
(A)with respect to Engine #1 and Engine #2: February 09, 2022;
(B)with respect to Engine #3 and Engine #4: February 19, 2022;
(C)with respect to Engine #5 and Engine #6: March 23, 2022; and
(D) with respect to Engine #7 and Engine #8: March 30, 2022;
or in each case such other date as may be notified by Seller to Buyer with no less than five (5) Business Days’ notice in writing;
“Security Interest” means all encumbrances and liens of any kind, security, mortgage, pledge, charge or other right in rem having similar effect (except any thereof arising by, through or under any Buyer Indemnitee or any act or omission thereof);
“Seller Conditions Precedent” means the conditions specified in Schedule 2;
“Seller Indemnitees“ means Seller, Finnair Oyj and each of its/their successors, subsidiaries, officers, directors, shareholders, servants, agents and employees;
“Seller’s Jurisdiction” means Finland;
“Tax” means any and all taxes and duties including sales, use, business, income, personal property, transfer, value-added, turnover, excess profits, excise, gross receipts, franchise, stamp, registration, licence, corporation, capital gains, export, import or other taxes, duties, imposts, fees, assessments or withholdings of any nature whatsoever (or any amount corresponding to any of the foregoing) now or hereinafter imposed, levied, collected, withheld or assessed by any government entity or taxing authority, together with any penalties, fines, charges or interest thereon or other additions thereto;
“Technical Inspection Acceptance Date” has, with respect to each Engine, the meaning given thereto in Clause 7.1(A);
“Total Loss“ means, with respect to each Engine (i) the actual, constructive, compromised, agreed or arranged total loss of such Engine (including any damage which results in an insurance settlement on the basis of a total loss) (ii) such Engine being destroyed, damaged beyond repair, or permanently rendered unfit for normal use for any reason whatsoever, or (iii) the hijacking, theft or disappearance of such Engine which results in the loss of possession thereof by Seller or Finnair Oyj;
“Transaction Documents” means this Agreement and, with respect to each Engine, the Bill of Sale, the Acceptance Certificate and any agreement amending or supplementing any of the foregoing documents which each Party has agreed shall be a Transaction Document.
1.2Construction
(A)In this Agreement, unless the contrary intention is stated, a reference to:

(B)each of Seller, Buyer, the Parties or any other person includes, without prejudice to the provisions of this Agreement restricting transfer or assignment, any of their respective successors and their respective assignees;
(C)words importing the plural shall include the singular and vice versa;
(D)any document shall include that document as amended, novated, assigned or supplemented;
(E)any reference to a time or date shall be to coordinated universal time (UTC);
(F)a Clause or a Schedule is a reference to a clause of or a schedule to this Agreement; and
(G)Headings shall be ignored in construing this Agreement.
2.Representations, Warranties and Undertakings
2.1Seller’s Representations and Warranties
Seller represents and warrants to Buyer that the statements contained in Schedule 2 are at the date hereof, on the Proposed Delivery Date and on the Delivery Date will be, true and accurate.
2.2Buyer’s Representations and Warranties
Buyer represents and warrants to Seller that the statements contained in Schedule 3 are at the date hereof, on the Proposed Delivery Date and on the Delivery Date will be, true and accurate.
3.Agreement to Sell and Purchase
3.1Agreement
Subject to the provisions of this Agreement, Seller agrees to sell the Engine to Buyer, and Buyer agrees to purchase the Engine, on the Proposed Delivery Date in an "as is, where is" condition with all faults.
3.2Transfer of Title
Subject to the provisions of this Agreement, Seller shall pass to Buyer, in accordance with the terms of this Agreement, upon Delivery good and marketable, full legal and beneficial legal title in and to the relevant Engine free and clear of Security Interests.

3.3Law
If, as a result of any law or governmental restriction introduced or announced after the date hereof, it becomes unlawful for a Party to perform any obligation with respect to inspection, delivery and/or Ferry Flight, such Party shall be excused from performing the relevant obligation for so long as such unlawfulness or governmental restriction continues (in each case provided such Party shall have used its best endeavours to obtain any relevant authorisation, licence or permit that would render lawful the performance of the relevant obligation or remove the governmental restriction, as applicable).
3.4Risk
Upon Delivery of an Engine all risk of loss, damage or destruction of or to such Engine shall pass to Buyer.
3.5Total Loss or Material Damage
If before Delivery of an Engine there occurs a Total Loss or Material Damage with respect to such Engine each Party may, by notice to the other, terminate its obligation to buy or sell (as applicable) such Engine; provided that Buyer shall negotiate in good faith with Seller to resolve concerns over any Material Damage to an Engine before giving notice of termination of the purchase and return of the associated Deposit, including but not limited to negotiations regarding the purchase of the remaining Engine parts not affected by the Material Damage.
3.6Termination after Final Delivery Date
If, with respect to an Engine, Delivery of such Engine has not occurred by the Final Delivery Date applicable to such Engine (including, but not limited to, due to any delay in performance in the circumstances contemplated pursuant to Clause 3.3) each Party may, provided such Party is not in breach of any of its obligations under the Transaction Documents, by notice to the other, terminate its obligation to buy or sell (as applicable) any Engine in respect of which Delivery has not occurred.
4.Conditions Precedent
4.1Seller Conditions
(A)The obligation of Seller to sell each Engine to Buyer shall be subject to fulfilment of the Seller Conditions Precedent (except to the extent that Seller agrees in writing in its absolute discretion, pursuant to Clause 4.1(B), to waive or defer any such condition).
(B)The Seller Conditions Precedent have been inserted for the benefit of Seller and may be waived in writing, in whole or in part and with or without conditions, by Seller.
4.2Buyer Conditions
(A)The obligation of Buyer to purchase the Engine shall be subject to fulfilment of each of the Buyer Conditions Precedent (except to the extent that Buyer agrees in writing in its absolute discretion, pursuant to Clause 4.2(B), to waive or defer any such condition).
(B)The Buyer Conditions Precedent have been inserted for the benefit of Buyer and may be waived in writing, in whole or in part and with or without conditions, by Buyer.

5.Deposit, Purchase Price and Payments
5.1Deposit

(A)Seller acknowledges that Buyer has prior to the date of this Agreement paid a deposit of $[ ] per Engine to Seller.
(B)Each Party hereby unconditionally and irrevocably agrees that each Deposit shall, when received by Seller, be the sole and unencumbered property of Seller and shall not be refundable or repayable to Buyer under any circumstances whatsoever, except as expressly stated in Clause 5.1(C).
(C)Seller shall return to Buyer the Deposit (without interest) relating to an Engine only if:
(1)Delivery has not occurred with respect to such Engine; and
(2)Buyer shall have complied at all times with the terms of the Transaction Documents and the LOI; and
(a)the Final Inspection is not satisfactory to Buyer (acting reasonably and in good faith) as against the Final Inspection Condition and, as a result thereof Buyer gives notice of its dissatisfaction, including the grounds therefor, within one (1) Business Day of the period allowed for the Final Inspection; or
(b)there occurs a lawful termination of this Agreement with respect to such Engine in accordance with Clause 3.5 (Total Loss or Material Damage); or
(c)Buyer terminates it obligation to buy such Engine as a result of Seller’s material breach of the terms of the Transaction Documents; or
(d)any of the Buyer Conditions Precedent are not fulfilled by the Final Delivery Date (unless attributable to any breach of the terms of the Transaction Documents by Buyer); or
(e)Seller fails to deliver such Engine to Buyer on or prior to the Final Delivery Date (unless attributable to any breach of the terms of the Transaction Documents by Buyer).
(D)If Seller is required to return the Deposit pursuant to Clause 5.1(C), Seller shall return the Deposit within five (5) Business Days of: in the case of sub-Clause (a), the date of Buyer’s notification; in the case of sub-Clauses (b) or (c) above, the date of termination or, in the case of sub-Clauses (d) or (e) above, the Final Delivery Date.
(E)With respect to each Engine, the Deposit will be applied towards the payment of the Purchase Price for such Engine at Delivery.
5.2Purchase Price
With respect to each Engine, at the time referenced under Clause 7.2(G) Buyer shall, provided the Buyer Conditions Precedent are fulfilled, pay to Seller the Net Purchase Price for such Engine.

5.3Payments
(A)All payments by Buyer to Seller under this Agreement will be made for value on the due date in Dollars and in immediately available funds settled through the New York Clearing House System or such other funds as may for the time being be customary for the settlement in New York City of payments in Dollars by wire transfer to:
To:             Finnair Aircraft Finance Oy
IBAN:            [ ]
Bank:             Nordea Bank Finland, Helsinki
Bank Address:        Aleksanterinkatu 36, 00100 Helsinki
SWIFT Code:        [ ]
Correspondent Bank:    Bank of America NA, New York
Correspondent Swift:    [ ]
Currency:        USD

or to such other account as Seller may from time to time advise to Buyer with no less than five (5) Business Days’ written notice. No payment shall be considered made by Buyer until it is received for value in the said account.

(B)When any payment under this Agreement would otherwise be due on a day which is not a Business Day, the due date for payment shall be the immediately preceding Business Day.
(C)The time for payment of each Deposit and each Net Purchase Price shall be of the essence of this Agreement.
5.4No Set-off, Counterclaim or Withholdings
(A)All payments to be made by Buyer under this Agreement shall be made without set off or counterclaim whatsoever.
(B)All payments to be made by Buyer under this Agreement shall be made in full without any deduction or withholding in respect of Tax, duties, withholdings, deductions or fees or otherwise unless the deduction is required by applicable law, in which event Buyer shall: (1) ensure that the deduction or withholding does not exceed the minimum amount legally required; (2) forthwith pay to Seller such additional amount so that the net amount received by Seller will equal the full amount which would have been received by Seller had no such deduction or withholding been made; (3) pay to the relevant taxation authority or other authorities within the period for payment permitted by applicable law the full amount of the deduction or withholding (including, but without prejudice to the generality of the foregoing, the full amount of any deduction or withholding from any additional amount paid pursuant to this sub-Clause); and (4) furnish to Seller, within the period for payment permitted by the relevant applicable law, an official receipt of the relevant taxation authorities involved in respect of all amounts so deducted or withheld or if such receipts are not issued by the taxation authorities concerned on payment to them of amounts so deducted or withheld, a certificate of deduction or equivalent evidence of the relevant deduction or withholding.
5.5Currency
The Parties acknowledge that the specification of Dollars in this Agreement is of the essence and that Dollars shall be the currency of account in any and all events. Each Party waives any right it may have in any jurisdiction to pay any amount under this Agreement in a currency other than Dollars.
6.Tax
6.1Each Party agrees that the Delivery Location is an acceptable Delivery Location based on applicable law as of the date of this Agreement. If, from the date hereof there is a change in law of the jurisdiction of the Delivery Location with respect to Tax each Party will co-operate with the other with the intent that the Delivery Location shall be in a jurisdiction where the imposition upon Seller and/or Buyer of any Tax will not arise out of Delivery or the sale and purchase of the Engines pursuant to this Agreement or the transaction contemplated herein.

6.2All payments to Seller shall be made free and clear of all Tax and Buyer shall on demand indemnify and hold Seller harmless from any and all Tax assessed against Seller, the Engines or any part thereof by any governmental entity resulting from or arising in connection with the Transaction Documents and/or Delivery and all Tax shall be the sole responsibility of Buyer; provided however that Buyer’s indemnity and liability pursuant to this Clause 6.2 shall not extend to Tax:
(A)imposed on the overall net income, profits or capital gains of Seller imposed (1) in Seller’s Jurisdiction, or (2) in any other jurisdiction if and to the extent such Tax is imposed in such jurisdiction as a result of Seller having, at the date hereof, a pre-existing taxable presence in such jurisdiction which is unconnected to the transactions contemplated by the Transaction Documents (it being agreed that Seller’s VAT registration in the jurisdiction of the Inspection Location and each Delivery Location shall not constitute or be regarded as a pre-existing taxable presence in such jurisdiction);
(B)imposed on Seller with respect to the use, operation or possession of each Engine prior to Delivery of such Engine; or
(C)which constitutes, with respect to each Engine, customs duty arising from events occurring prior to Delivery of such Engine.
6.3Without prejudice to the foregoing provisions of this Clause 6 each Party will provide to the other any document or certificate reasonably requested and available to such Party and necessary to establish the tax-free status of, or minimize any Tax arising from, the transaction contemplated herein; and specifically:
(A)with respect to VAT filing in each Delivery Location, Seller shall be declared ‘exporter of record’;
(B)with respect to VAT filing in the United States of America, Buyer shall be declared ‘importer of record’;
(C)Buyer shall procure that all requirements on Seller as ‘exporter of record’ shall be fulfilled as required by such export declaration including that (i) following each Delivery, Buyer shall physically remove and export the relevant Engine from the Delivery Location and the European Union within the time required for such export not to incur VAT, and (ii) Buyer shall not sell, transfer, dispose, alter, change or modify any Engine until such Engine arrives in, and is imported into, the United States of America; and
(D)the Parties acknowledge (1) Buyer does not have, and will not have, at the time of any Delivery, a VAT registration in the European Union or the relevant Delivery Location, and (2) Seller intends to register, prior to each Delivery, for VAT registration in the jurisdiction of the Inspection Location and each Delivery Location.

7.Delivery
7.1Technical Inspection Acceptance Date; Scheduled Delivery Date; Delivery
(A)Pursuant to the terms of the LOI Buyer has on December 10, 2021 completed its technical inspection of the Engines (such date being the “Technical Inspection Acceptance Date”) at the Inspection Location and found the condition of the Engines to be in compliance and conformity with the Reference Condition and satisfactory to Buyer in all respects as of such date.
(B)It is the intention of the Parties, subject to the terms of this Agreement, that Delivery of each Engine shall occur on or around the Scheduled Delivery Date relating to such Engine and no later than the Final Delivery Date.
(C)With respect to each Engine, and in accordance with the provisions of Clause 7.2(G):
(1)upon satisfaction (or waiver by Buyer) of all Buyer Conditions Precedent, Buyer shall forthwith execute and deliver to Seller the Acceptance Certificate with respect to such Engine and pay to Seller the Net Purchase Price for such Engine; and
(2)upon satisfaction (or waiver by Seller) of all Seller Conditions Precedent and receipt of the Net Purchase Price for such Engine, Seller shall forthwith execute and deliver to Buyer the Bill of Sale with respect to such Engine.
(D)With respect to each Engine and each Delivery, the Parties shall cooperate with respect to closing mechanics and ensure the period between Buyer’s payment of the Net Purchase Price and delivery of the Bill of Sale is as short as practicable, in accordance with aviation industry practice, and in compliance with the deadline for Delivery under Clause 7.2(G).
7.2Ferry Flight; Pre-Ferry Flight Procedures
(A)With respect to each Engine, Seller shall notify Buyer as follows:
(1)two (2) Business Days advance notice of the date of the scheduled Ferry Flight, if applicable;
(2)prompt notice of the completed removal of an Engine from the Aircraft, if applicable, and its availability for Final Inspection; and
(3)at or following the time of notice under Clause 7.2(A)(2), no less than three (3) Business Days advance notice of the time by which Buyer must complete its Final Inspection as provided in Clause 7.2(E)(3).
(B)Prior to the start of the Ferry Flight or initiation of other transport of an Engine to the Delivery Location, Buyer or its representative shall be entitled to take photographs of Engine #1, Engine #2, Engine #3, Engine #4, Engine #5 and Engine #6. Any such photographs shall be provided to Seller prior to the Final Inspection Date and, if applicable, prior to the start of the Ferry Flight.
(C)If Seller does not transport the Engine by ground vehicle to the Delivery Location, and subject to Clause 7.2(D), Seller shall ferry fly each Engine from the Inspection Location to the Delivery Location at times determined by Seller in consultation with Buyer and give notice as provided in Section 7.2(A) above (such flight, the “Ferry Flight”).
(D)Unless determined otherwise by Seller and notified to Buyer in writing, each Delivery and the Ferry Flights shall occur in the following sequence:
(1)Engine #1 and Engine #2; then
(2)Engine #3 and Engine #4; then

(3)Engine #5 and Engine #6; then
(4)Engine #7 and Engine #8.
Seller shall not be obliged to commence a Ferry Flight until the Ferry Flight of the immediately preceding two Engines, if applicable, shall have been completed and Delivery of such Engines shall have occurred.
(E)Upon arrival of an Engine at the Delivery Location, the following shall occur (in the following sequence):
(1)Buyer shall provide to Seller, at the Delivery Location and at Buyer’s cost and expense, an engine transportation stand suitable for such Engine; then
(2)promptly thereafter Seller shall cause such Engine to be removed from the Airframe and secured on the transportation stand provided by Buyer and made available for the Final Inspection; then
(3)promptly thereafter (and in any event within three (3) Business Days) Buyer shall conduct the Final Inspection to verify such Engine is in the Final Inspection Condition; then
(4)upon successful completion of Final Inspection, and prior to commencing with Delivery (including, without limitation, payment of the Net Purchase Price), Seller shall ensure that such Engine has all openings covered, protected and wrapped for shipping in a professional manner.
(F)In addition, prior to Delivery, Seller shall submit to Buyer the electronic records, including (but not limited to, the following updated documentation: (i) disk sheets, (ii) incident/accident clearance statement(s) confirming no incident during the Ferry Flight, (iii) non-PMA/DER statement(s), and Engine non-exceedance statement(s) all in the form set forth in Schedule 8 or as otherwise agreed by the Parties prior to the Ferry Flight.
(G)Promptly (and in any event within three (3) Business Days) following the end of the Final Inspection pursuant to Clause 7.2(E)(3), the Parties shall complete Delivery of the Engine in the following manner: Buyer shall, subject to satisfaction of the Buyer Conditions Precedent, accept such Engine and execute and deliver to Seller the Acceptance Certificate for such Engine and pay to Seller the Net Purchase Price for such Engine. Seller shall, within such three (3) Business Day period, and subject to satisfaction of the Seller Conditions Precedent, deliver the Bill of Sale to Buyer.
(H)On and from the Delivery Date, Buyer shall, at its sole cost and expense, make available storage facilities at the Delivery Location suitable for the relevant Engine.
7.3Security Interests; International Interests
(A)Prior to Delivery Buyer shall have no right, title or interest (including Security Interest) in any Engine.
(B)Following Delivery of an Engine and on Buyer’s request, Seller will promptly consent to the registration of the Bill of Sale with respect to such Engine as an ‘international interest’ at the International Registry.
7.4Insurance
Buyer undertakes that as from Delivery of each Engine and throughout the period of two (2) years thereafter it shall effect or procure a third party to effect insurance in relation to such Engine which shall include provisions whereby:
(A)each Seller Indemnitee shall be named as additional assured to each and every one of the policies effected in relation to such Engine to the fullest extent available in the insurance market, to the extent of Buyer's indemnity set forth in Clause 10.1 and in accordance with Clause 7.4(B) below;
(B)the amount of insurance cover is not less than $[ ] of aviation product liability coverage (or, if such Engine is returned to service, $[ ] of airline liability coverage) each and every loss (but in the aggregate in respect of products and personal injury liability) and in respect of war risks liability the cover shall be $[ ] (or, if such Engine is returned to service, $[ ]) any one occurrence and in the aggregate in accordance with Extended Coverage (Aviation Liabilities) AVN52E and AVN52G as applicable;
(C)as a minimum if such Engine is returned to airline service the terms of insurance shall include aircraft third party, passenger, product, baggage, cargo, mail and airline general third-party liability insurance, and shall be customary for airline liabilities insurance for the time being maintained by prudent airlines in respect of engines of the same model and series as such Engine engaged in the same operations on the same or similar routes as such Engine; and
(D)the insurers under any hull insurance policy shall agree not to assert rights of subrogation against any Seller Indemnitee.
Buyer further undertakes that (i) it shall promptly following each renewal date, deliver or procure that there is delivered to Seller a certificate issued by the relevant insurers or insurance brokers evidencing compliance with the terms of this Clause, and (ii) Buyer shall, on request by Seller, produce to Seller such certificate or other evidence as Seller may reasonably require to show that Buyer has complied with the terms of this Clause, and (iii) cause any purchaser, transferee or operator of the relevant Engine to comply with the provisions of this Clause if such Engine is sold, transferred or leased during the period referred to above.
8.Condition of Engine
8.1Disclaimers
(A)The disclaimers and provisions of this Clause 8 shall not affect the express representations and warranties by Seller in Schedule 4.
(B)BUYER UNCONDITIONALLY AGREES THAT AS BETWEEN BUYER (ON THE ONE HAND) AND SELLER (ON THE OTHER HAND) EACH ENGINE AND EACH PART THEREOF IS TO BE SOLD AND PURCHASED IN AN AS IS, WHERE IS CONDITION WITH ALL FAULTS ON THE DELIVERY DATE AND NO TERM, CONDITION, WARRANTY, REPRESENTATION OR COVENANT OF ANY KIND HAS BEEN MADE OR IS GIVEN BY SELLER OR ITS SERVANTS OR AGENTS IN RESPECT OF THE AIRWORTHINESS, VALUE, QUALITY, DURABILITY, CONDITION, DESIGN, OPERATION, DESCRIPTION, MERCHANTABILITY OR FITNESS FOR USE OR PURPOSE OF THE EACH ENGINE OR ANY PART THEREOF, AS TO THE ABSENCE OF LATENT, INHERENT OR OTHER DEFECTS (WHETHER OR NOT DISCOVERABLE), AS TO THE COMPLETENESS OR

CONDITION OF EACH ENGINE, OR AS TO THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, COPYRIGHT, DESIGN, OR OTHER PROPRIETARY RIGHTS; AND ALL CONDITIONS, WARRANTIES AND REPRESENTATIONS (OR OBLIGATION OR LIABILITY, IN CONTRACT OR IN TORT) IN RELATION TO ANY OF THOSE MATTERS, EXPRESSED OR IMPLIED, STATUTORY OR OTHERWISE, ARE EXPRESSLY EXCLUDED. TO THE EXTENT PERMISSIBLE UNDER APPLICABLE LAW, BUYER HEREBY ALSO WAIVES ANY RIGHTS WHICH IT MAY HAVE IN TORT IN RESPECT OF ANY OF THE MATTERS REFERRED TO ABOVE AND IRREVOCABLY AGREES THAT SELLER SHALL HAVE NO GREATER LIABILITY IN TORT IN RESPECT OF ANY SUCH MATTER THAN IT WOULD HAVE IN CONTRACT AFTER TAKING ACCOUNT OF ALL THE FOREGOING EXCLUSIONS.
(C)SELLER’S EXPRESS WARRANTIES AND REPRESENTATIONS SET FORTH IN SCHEDULE 4 ARE EXCLUSIVE AND IN LIEU OF ALL OTHER REPRESENTATIONS OR WARRANTIES WHATSOVER BY SELLER, EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW OR IN EQUITY AND SELLER OR ITS SERVANTS OR AGENTS HAVE NOT MADE AND BUYER HEREBY UNCONDITIONALLY AND IRREVOCABLY

WAIVES, RELEASES, DISCLAIMS AND RENOUNCES ALL EXPECTATION OR RELIANCE UPON, ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER (OTHER THAN THOSE SET FORTH IN SCHEDULE 4), WITH RESPECT TO EACH ENGINE OR ANY PART THEREOF, INCLUDING WITHOUT LIMITATION, REPRESENTATIONS AND WARRANTIES IN RESPECT OF THE AIRWORTHINESS, VALUE, QUALITY, DURABILITY, CONDITION, DESIGN, DESCRIPTION, MERCHANTABILITY OR FITNESS FOR USE OR PURPOSE OF EACH ENGINE OR ANY PART THEREOF AS TO THE COMPLETENESS OR CONDITION OF EACH ENGINE, OR AS TO THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, COPYRIGHT, DESIGN, OR OTHER PROPRIETARY RIGHTS. BUYER HEREBY WAIVES ANY AND ALL RIGHTS, CLAIMS, AND REMEDIES OF BUYER AGAINST SELLER, EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW OR IN EQUITY, ARISING FROM ANY SUCH REPRESENTATION OR WARRANTY (OTHER THAN THOSE SET FORTH IN SCHEDULE 4), OR FOR ANY LIABIITY, CLAIM OR REMEDY FOR LOSS OF OR DAMAGE TO EACH ENGINE, FOR LOSS OF USE, REVENUE, OR PROFIT WITH RESPECT TO EACH ENGINE, OR FOR ANY OTHER INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES WHATSOEVER.
8.2Acceptance Certificate
DELIVERY OF EACH ACCEPTANCE CERTIFICATE BY BUYER TO SELLER AND THE PAYMENT OF THE NET PURCHASE PRICE TO SELLER SHALL, IN EACH CASE, BE CONCLUSIVE AND IRREVOCABLE PROOF, AS BETWEEN BUYER AND SELLER, THAT (1) BUYER HAS EXAMINED AND INVESTIGATED THE RELEVANT ENGINE AND EACH PART THEREOF (2) THE RELEVANT ENGINE, AND EACH PART THEREOF, IS IN EVERY WAY SATISFACTORY TO BUYER AND (3) BUYER UNCONDITIONALLY AND IRREVOCABLY ACCEPTS THE RELEVANT ENGINE WITH ALL FAULTS AND DEFECTS (WHETHER OR NOT SUCH FAULTS OR DEFECTS ARE DISCOVERABLE BY INSPECTION OR EXAMINATION).
8.3Confirmation
Buyer confirms that it clearly understands this Clause 8 which it acknowledges has been fully negotiated and that the Purchase Price was arrived at in consideration of its provisions.
8.4Fraud
Notwithstanding the foregoing, nothing in this Agreement shall excuse, or serve as a defence to, fraud.
9.Registration Fees
Buyer shall pay and be responsible at its own cost for obtaining and maintaining any governmental and other licences, approvals, consents, certificates, exemptions, registrations and filings necessary for the ownership, leasing or registration of the Engine on and after Delivery.
10.Operational Indemnities
10.1Without prejudice to the terms of Clause 8.1 (Disclaimers), with respect to each Engine and with effect as of and from Delivery of such Engine:
(A)Buyer shall indemnify and hold harmless each of the Seller Indemnitees from and against all Losses arising from any claim made by any third party with respect to the use, operation or possession of such Engine after Delivery of such Engine provided:
(1)such claim is not made, or is not capable of being made, by such third party before Delivery of such Engine;
(2)the incident giving rise to such claim occurs after Delivery of such Engine;
(3)such Losses are not attributable to the use, operation or possession of such Engine before Delivery of such Engine; and

(4)the indemnity in this Clause 10.1(A) shall not extend to Losses to the extent that such Losses:
(a)are caused by the wilful misconduct or gross negligence of any Seller Indemnitee;
(b)result from the failure by any Seller Indemnitee to comply with any of its obligations under any Transaction Document,
(c)are a Tax or loss of Tax benefits;
(d)are ordinary or usual operating or overhead expenses of any Seller Indemnitee;
(e)are required to be borne by any Seller Indemnitee pursuant to the terms of any Transaction Document; or
(f)arise from the legal liability of any Seller Indemnitee acting in its capacity as manufacturer, repairer or servicing agent of any Engine or any part thereof.
(B)Seller shall indemnify and hold harmless each of the Buyer Indemnitees from and against all Losses arising from any claim made by any third party with respect to the use, operation or possession of such Engine before Delivery of such Engine provided:
(1)such claim is made, or is capable of being made, by such third party before Delivery of such Engine;
(2)the incident giving rise to such claim occurs before Delivery of such Engine;
(3)such Losses are not attributable to the use, operation or possession of such Engine after Delivery of such Engine; and
(4)the indemnity in this Clause 10.1(B) shall not extend to Losses to the extent that such
Losses:
(a)are caused by the wilful misconduct or gross negligence of any Buyer Indemnitee;
(b)result from the failure by any Buyer Indemnitee to comply with any of its obligations under any Transaction Document,
(c)are a Tax or loss of Tax benefits;
(d)are ordinary or usual operating or overhead expenses of any Buyer Indemnitee;
(e)are required to be borne by any Buyer Indemnitee pursuant to the terms of any Transaction Document; or
(f)arise from the legal liability of any Buyer Indemnitee acting in its capacity as manufacturer, repairer or servicing agent of any Engine or any part thereof.
10.2Each Party’s obligations under this Clause 10 shall survive each Delivery and the completion of this transaction.
11.Further Provisions
11.1Benefit of Agreement

Neither Party shall assign or transfer all or any of their respective rights and/or obligations under this Agreement without the prior written consent of the other Party.
11.2Further Assurances
Each Party agrees from time to time to do and perform such other and further acts and execute and deliver any and all such other instruments as may be required by applicable law or reasonably requested by the other Party (and at the requesting Party’s expense) to establish, maintain and protect the rights and remedies of the Parties and to carry out and effect the intent and purpose of this Agreement provided that Buyer agrees that no registrations or filings shall be made prior to Delivery with respect to the Engine or any Transaction Document, including the registration by Buyer (or any person affiliated or acting by or through Buyer) of any international interests with respect to this Agreement that may be or become capable of registration in the register of international interests contemplated by the Cape Town Convention. In this clause the expressions "international interest" has the meaning accorded to it in the Cape Town Convention.
11.3Rights Cumulative, Waivers
Subject to and without prejudice to Clause 8, the rights of the Parties under this Agreement are cumulative, may be exercised as often as each Party considers appropriate and are in addition to its rights under general law. The rights of each Party (whether arising under this Agreement or the general law) shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing; and in particular any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right; any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right; and no act or course of conduct or negotiation on the part of either Party or on its behalf shall in any way preclude it from exercising any such right or constitute a suspension or any variation of any such right.

11.4Variation
The provisions of this Agreement shall not be varied otherwise than by an instrument in writing executed by or on behalf of the Parties.
11.5Notices
Any notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally, or by post (postage prepaid) or electronic mail to the respective addresses given below or such other address as the recipient may have notified to the sender in writing. Proof of posting or despatch shall be deemed to be proof of receipt:
(A)in the case of a letter, on the fifth Business Day after posting;
(B)in the case of electronic mail, on the Business Day immediately following the date of despatch;
to Seller at:
Finnair Aircraft Finance Oy
Tietotie 9
01530 Helsinki Vantaa Airport
Finland

Attention:    Managing Director AD/1
Email:        aircraft.notices@finnair.com

Provided that any notice pursuant to Clauses 7.1 and/or 7.2 may be sent to: [ ]

to Buyer at:

Contrail Aviation Support, LLC.
435 Investment Court
Verona, Wisconsin 53593
United States of America

Attention:    Joseph G. Kuhn
Email:        [ ]

Provided that any notice pursuant to Clauses 7.1 and/or 7.2 may be sent to: [ ]

11.6Invalidity of any Provision
If any of the provisions of this Agreement becomes invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.
11.7Entire Agreement
(A)The Transaction Documents, together with any documents referred to therein, constitute the whole agreement between the Parties relating to their subject matter and supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to the sale and purchase of the Engine. Buyer acknowledges that it has not been induced to enter into this Agreement by any representation or warranty other than those contained in the Transaction Documents and, having negotiated and freely entered into this Agreement, agrees that it shall have no remedy in respect of any other such representation or warranty except in the case of fraud. Buyer acknowledges that its legal advisers have explained to it the effect of this Clause 11.7(A)

(B)With effect from and including the date of this Agreement, the LOI is hereby declared null and void and of no force or effect and neither Party shall have any obligation or liability under or in connection with the LOI.
11.8Costs and Expenses
Save as stated herein, each Party shall bear its own fees, costs and expenses in connection with the preparation, negotiation and completion of the Transaction Documents, and performance of the transactions contemplated thereby (including the fees and disbursements of its own counsel); provided that from and following Delivery of each Engine Buyer shall be responsible for all costs and expenses in connection with the further transportation, possession, registration, use, ownership and management of such Engine.
11.9Counterparts
This Agreement may be executed in any number of separate counterparts by the Parties, and each counterpart shall when executed and delivered be an original document, but all counterparts shall together constitute one and the same instrument.
11.10Confidentiality
Each Party shall, and shall procure that their respective Allowed Recipients, as defined below, shall, keep confidential and shall not, without the prior written consent of the other Party, disclose to any third party this Agreement or any of the other Transaction Documents or any of the terms of this Agreement or any Transaction Document or any documents or materials supplied by or on behalf of any Party in connection with this Agreement or any Transaction Document, save that any such Party shall be entitled to make the following disclosures:
(A)in connection with any proceedings arising out of or in connection with this Agreement, to the extent that any Party may consider necessary to protect its interests; or
(B)if required to do so by an order of a court of competent jurisdiction whether in pursuance of any procedure for discovering documents or otherwise or pursuant to any applicable law or any request from a governmental agency or regulatory authority; or
(C)to its owners, directors, affiliates, lenders, auditors or legal advisors or other professional advisers (“Allowed Recipients”); or
(D)if required to do so by any applicable law (including listing rules) or in order for such Party to comply with its obligations under this Agreement, provided the disclosing Party uses all reasonable efforts to maintain confidentiality of any documents, materials or information disclosed in accordance with this Clause 11.10.
12.Law and Jurisdiction
12.1Governing Law; Attorney Fees
Any contractual or non-contractual obligation arising from or connected with this Agreement and the other Transaction Documents shall be governed by, and construed in accordance with, the laws of
England including all matters of construction, validity and performance, without giving effect to principles governing conflicts of law; and neither Party shall be in breach of any provision of any Transaction Document as a result of principles governing conflicts of law or any applicable law of any jurisdiction other than England. In the event a dispute between the Parties the prevailing Party shall be entitled to recover its reasonable attorney fees.
12.2Jurisdiction
For the benefit of each Party, the Parties agree that the courts of England shall have exclusive jurisdiction to settle any disputes arising out of or relating to this Agreement (whether arising out of or in connection with contractual or non-contractual obligations) and submits itself and its property to the jurisdiction of the foregoing courts with respect to such disputes.
12.3Process
Without prejudice to any other mode of service:
(A)Seller hereby: (1) appoints the UK establishment office of Finnair Oyj (UK establishment number BR009610) at its registered address for the time being as its agent for service of process relating to any proceedings before the English courts in connection with the Transaction Documents; (2) agrees to maintain the process agent in England notified to Buyer; (3) agrees that failure by a process agent to notify Seller of the process shall not invalidate the proceedings concerned; (4) consents to the service of process relating to such proceedings by personal delivery of a copy of such process to Seller’s agent at the address identified above; and (5) agrees to deliver to Buyer, no later than five Business Days from and including date of this Agreement, written evidence of its agent’s acceptance of the appointment set forth above in form and substance reasonably acceptable to Buyer.
(B)Buyer hereby: (1) appoints Cheeswrights LLP (UK establishment number OC426084) at its registered office for the time being (currently Bankside House, 107 Leadenhall Street, London EC3A 4AF, England) as its agent for service of process relating to any proceedings before the English courts in connection with the Transaction Documents; (2) agrees to maintain the process agent in England notified to Seller; (3) agrees that failure by a process agent to notify Buyer of the process shall not invalidate the proceedings concerned; (4) consents to the service of process relating to such proceedings by personal delivery of a copy of such process to Buyer’s agent at the address identified above; and (5) agrees to deliver to Seller, no later than five Business Days from and including date of this Agreement, written evidence of its agent’s acceptance of the appointment set forth above in form and substance reasonably acceptable to Seller.
13.Brokers, Advisors and Other Third Parties
13.1No Brokers
Each Party hereby represents and warrants to the other Party that it has not paid, agreed to pay or caused to be paid directly or indirectly in any form, any commission, percentage, contingent fee, brokerage or other similar payments of any kind, in connection with the establishment or operation of this Agreement, to any person (other than fees payable by each Party to its legal advisers with respect to the transaction contemplated hereby).
13.2Indemnity
Each Party agrees to indemnify and hold the other Party harmless from and against any and all claims, suits, damages, costs and expenses (including, but not limited to reasonable attorneys' fees) asserted by any agent, broker or other third party for any commission or compensation of any nature whatsoever based upon this Agreement or the Transaction Documents or the Engine, if such claim, suit, damage, cost or expense arises out of any breach by the indemnifying Party, its employees or agents of Clause 13.1.
IN WITNESS whereof this Agreement has been duly executed on the day and year first above written.

[Signature Page Follows]

EXECUTION PAGE (ENGINE SALE AGREEMENT)

SIGNED by Riku Aho_______________)
for and on behalf of             )
FINNAIR AIRCRAFT FINANCE OY    )    /s/ Riku Aho________________

SIGNED by Joseph G. Kuhn_________    )
for and on behalf of            )
CONTRAIL AVIATION SUPPORT, LLC    )     /s/ Joseph G. Kuhn__________

schedule 1 : THE ENGINES
Part 1

Engine # (1)	Manufacturer’s Serial Number (2)	Purchase Price US$ (3)
Engine #1	779923	US$[ ]
Engine #2	779962	US$[ ]
Engine #3	575905	US$[ ]
Engine #4	779961	US$[ ]
Engine #5	779476	US$[ ]
Engine #6	779945	US$[ ]
Engine #7	779999	US$[ ]
Engine #8	779969	US$[ ]

Part 2

With respect to the technical records for each Engine:

•Certified total Time in Service (Hours & Cycles) of Engine
•AD Compliance Report and Compliance Documents
•SB Status from Manufacture to redelivery
•Modifications Status from Manufacture to redelivery
•LLP Listing Certified (disk sheets)
•Certified listing of Installed units
•Manufacturer Delivery Document
•Complete copies of all historical engine/module Shop Visit Reports
•LLP Status and Full and unbroken Traceability to birth
•Engine installation/removal history
•Last Borescope Report (if available)
•Certified Incident & Accident Clearance Statement
•Non-exceedance statements
•Fuel statements
•Oil type statements
•Non-PMA / non-TCH approved repair statements
•QEC / Accessory lists

SCHEDULE 2 : SELLER CONDITIONS PRECEDENT

With respect to each Engine (unless stated otherwise below), it shall be a condition precedent to Seller’s obligation to sell such Engine that, with respect to such Engine:
1.Seller has received from Buyer:
(A)the Net Purchase Price for such Engine;
(B)the Acceptance Certificate with respect to each of the Engines duly executed by Buyer;
(C)evidence of insurance with respect to such Engine being in place that is acceptable to Seller and in compliance with the provisions of Clause 7.4; and
(D)evidence that Buyer’s agent for service of process pursuant to Clause 12.3 has agreed to act (to be provided by Buyer at its own cost);
2.no Total Loss or Material Damage has occurred; and
3.unless determined otherwise by Seller and notified to Buyer pursuant to Clause 7.2(D):
(A)with respect to Engine #3 and Engine #4 only, that Delivery of Engine #1 and Engine #2 has occurred;
(B)with respect to Engine #5 and Engine #6 only, that Delivery of Engine #1, Engine #2, Engine #3 and Engine #4 has occurred; and
(C)with respect to Engines #7 and Engine #8 only, that Delivery of Engine #1, Engine #2, Engine #3, Engine #4, Engine #5 and Engine #6 has occurred.

SCHEDULE 3: BUYER CONDITIONS PRECEDENT

With respect to each Engine (unless stated otherwise below), it shall be a condition precedent to Buyer’s obligation to purchase such Engine that, with respect to such Engine:
1.no Total Loss or Material Damage has occurred;
2.the Final Inspection with respect to such Engine is not satisfactory to Buyer (acting reasonably and in good faith) as against the Final Inspection Condition;
3.such Engine is in the Delivery Location;
4.Buyer has received an excerpt from the International Registry evidencing there are no recorded “international interests” against such Engine at the International Registry (other than (1) if applicable, interests recording historic bills of sale evidencing Seller as the most recent purchaser of the Engine, and (2) any international interests recorded or filed by or on behalf of Buyer or a person affiliated to or associated with Buyer) (to be obtained by Buyer at its own cost);
5.    evidence that Seller’s agent for service of process pursuant to Clause 12.3 has agreed to act (to be provided by Buyer at its own cost);
6.        evidence confirming (with Buyer acting reasonably) that such Engine is protected and wrapped for shipping in a professional manner with all openings covered; and
7.    Buyer shall have received the documents and records specified in Clause 7.2(F), all in the form required therein.

SCHEDULE 4 : SELLER’S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer that the following statements are at the date hereof, on the Proposed Delivery Date and on the Delivery Date will be, true and accurate:

(A)Seller is the legal and beneficial owner of the Engine and, immediately prior to Delivery, Seller will have full legal and beneficial title in and to the Engine free and clear of Security Interests and subject to and in accordance with the provisions of this Agreement and at Delivery Seller shall convey to Buyer all its right, title and interest in and to the Engine free of Security Interests;
(B)Seller is a company incorporated and validly existing under the laws of Seller’s Jurisdiction, and has the corporate power to enter into and implement the transactions contemplated by the Transaction Documents to which it is a party;
(C)Seller is tax resident in Seller’s Jurisdiction;
(D)the execution, delivery and performance of the Transaction Documents to which it is a party have been duly authorised by all necessary corporate action on the part of Seller and do not conflict with or result in any breach of any of the terms of, or constitute a default under, any document, instrument or agreement to which Seller is a party;
(E)the Transaction Documents to which it is a party constitute legal, valid and binding obligations of Seller;
(F)each consent, approval, filing, registration or other government action required by Seller to authorise, or required by it in connection with the execution, delivery, performance, legality, validity or enforceability of the Transaction Documents to which it is a party have been obtained and are in full force and effect (or will be obtained and in full force and effect prior to Delivery), and there is no default in the observance or performance of any of the conditions and restrictions (if any) imposed on or in connection therewith;
(G)the execution, delivery and performance by Seller of the Transaction Documents to which it is a party will not (i) conflict with, or result in any material breach of, any of the terms of, or constitute a default under, any agreement or document to which it is a party or by which it or any of its property or assets may be bound or (ii) contravene or conflict with the provisions of its constitutive documents or any applicable law; and
(H)at Delivery of an Engine, such Engine has not been operated since the time the relevant boroscope was performed on such Engine (as recorded in the boroscope reports provided October 13, 2021) except in relation to the Ferry Flight and/or as required by AMM storage tasks.

SCHEDULE 5: BUYER'S REPRESENTATIONS AND WARRANTIES
Buyer represents and warrants to Seller that the following statements are true and accurate at the date hereof, on the Proposed Delivery Date and on the Delivery Date will be, true and accurate:

(A)Buyer is a corporation organised and validly existing under the laws of the State of North Carolina, U.S.A. and has the corporate power to enter into and implement the transactions contemplated by the Transaction Documents to which it is a party;
(B)Buyer is tax resident in Buyer’s Jurisdiction;
(C)the execution, delivery and performance of the Transaction Documents to which it is a party have been duly authorised by all necessary corporate action on the part of Buyer and do not conflict with or result in any breach of any of the terms of, or constitute a default under, any document, instrument or agreement to which Buyer is a party;
(D)the Transaction Documents to which it is a party constitute legal, valid and binding obligations of Buyer;
(E)each consent, approval, filing, registration or other government action required by Buyer to authorise, or required by it in connection with the execution, delivery, performance, legality, validity or enforceability of the Transaction Documents to which it is a party to which it is a party have been obtained and are in full force and effect (or will be obtained and in full force and effect prior to Delivery), and there is no default in the observance or performance of any of the conditions and restrictions (if any) imposed on or in connection therewith; and
(F)the execution, delivery and performance by Buyer of the Transaction Documents to which it is a party will not (i) conflict with, or result in any material breach of, any of the terms of, or constitute a default under, any agreement or document to which it is a party or by which it or any of its property or assets may be bound or (ii) contravene or conflict with the provisions of its constitutive documents or any applicable law.

SCHEDULE 6: FORM OF BILL OF SALE

The undersigned, FINNAIR AIRCRAFT FINANCE OY, a company incorporated under the laws of Finland and whose registered office is at Tietotie 9, Helsinki Airport, Helsinki, Finland (“Seller”) is the owner and has full legal and beneficial title to:

one (1) used CFM56-5B3/2P engine bearing manufacturer's serial number [] including full QEC (excluding the inlet cowl, fan cowls, thrust reversers, and C-ducts), along with all documents and records pertaining thereto (referred to herein as the “Engine”)
and Seller DOES HEREBY SELL, CONVEY AND TRANSFER all its right, title and interest in and to the Engine to CONTRAIL AVIATION SUPPORT, LLC (“Buyer”) under an engine sale agreement dated [] between Seller and Buyer (“Sale Agreement”), subject to and in accordance with the provisions of the Sale Agreement, to have and to hold the Engine forever.
Further, Seller HEREBY WARRANTS to Buyer that it is the legal and beneficial owner of the Engine and subject to and in accordance with the provisions of the Sale Agreement there is HEREBY CONVEYED to Buyer good and marketable, full legal and beneficial title to the Engine free and clear of Security Interests.
Unless otherwise defined herein or the context requires otherwise, capitalised terms in this Bill of Sale but not otherwise defined herein shall have the same meaning as used in the Sale Agreement (whether defined therein or incorporated therein by reference).
The Engine is sold AS IS and WHERE IS with all faults.
This Bill of Sale and any non-contractual obligations arising out of or in connection with this Bill of Sale shall be governed by and construed in accordance with the laws of England.
IN WITNESS WHEREOF Seller has caused this Bill of Sale to be duly executed at [] UTC this [] day of [].

EXECUTED by __________________    )
duly authorised on behalf of        )
FINNAIR AIRCRAFT FINANCE OY    )

SCHEDULE 7: FORM OF ACCEPTANCE CERTIFICATE
Pursuant to the engine sale agreement dated [] between FINNAIR AIRCRAFT FINANCE OY (“Seller”) and CONTRAIL AVIATION SUPPORT, LLC (“Buyer”) relating to one (1) used CFM56-5B3/2P engine bearing manufacturer’s serial number [] (“Sale Agreement”) Buyer HEREBY UNCONDITIONALLY AND IRREVOCABLY CERTIFIES to Seller that:

1    Buyer has this [] day of [] at [] UTC inspected the Engine at [] and Buyer confirms that the Engine conforms with the description and is in the condition and equipped as required by the terms of the Sale Agreement;
2    Buyer hereby unconditionally and irrevocably accepts the Engine in an “AS IS WHERE IS” condition with all faults and defects (whether or not discoverable by inspection) and the provisions of Clause 8 of the Sale Agreement are repeated as if set out in full herein; and
3    the condition of the Engine is satisfactory and compliant with the terms of the Sale Agreement in all respects, without reservation or exception, and Buyer has no rights or claims whatsoever against Seller in respect of the condition of the Engine or any of the other matters referred to in Clause 8 of the Sale Agreement.
Capitalised terms in this Acceptance Certificate but not otherwise defined herein shall have the same meaning as used in the Sale Agreement.
Date:     ____________
By:    _______________
Title:    _______________
Duly authorised, for and on behalf of
CONTRAIL AVIATION SUPPORT, LLC

SCHEDULE 8: FORM OF POST-FERRY FLIGHT DOCUMENTS
Incident/Accident Clearance Statement

[DD] of [MM][YYYY]

To Whom It May Concern:

Engine serial number XXXXXX details of which are specified below, has been operated by FINNAIR during the period from DD.MM.YYYY to DD.MM.YYYY.

Configuration details as of date of this statement;

Description	Type	Serial No.	TSN	CSN
Engine	CFM56-5B/2P	XXXXXX	HHHHH	CCCCC

I hereby certify that, to the best of my knowledge, during the period stated above:

1.Neither the engine, nor any part installed have been
a.damaged during, or identified as the root cause of, a reportable incident or accident as defined by Annex 13 to the Chicago Convention, or
b.subjected to severe stress or heat (such as in a major engine failure, accident, or fire) or has been submersed in salt water or other corrosive agents, or
c.experienced exceedance of operational limits in accordance with the OEM maintenance manuals, unless its airworthiness status was re-established by an approved maintenance organisation in accordance with the applicable airworthiness regulations and instructions of the type certificate holder and/or OEM of the part, and supported by an authorised airworthiness release certificate.

2.No part has been installed on the engine which was obtained from a military source or was previously fitted to a state aircraft as deemed by Article 3 of the Chicago Convention.
3.Neither the Engine nor any component(s) installed has been repaired using PMA / non-OEM material(s) or material(s) containing non-OEM repairs and no DER / non-TCH repairs have been performed on the engine and/or component(s) installed.
4.The engine was not operated using CIS Fuels and/or Fuel additives, as defined in CFM56-5B SB 73-0122R12 effectivity section.
5.The used oil type ETO2197.
Authorised Airline Representative

Signature:    ______________________
Name:        [XXXX]
Position:    [XXXX]

23281981v1